S&P GLOBAL REPORTS
SECOND QUARTER RESULTS

Revenue Growth and Margin Improvement Across all Four Divisions

Revenue Increased 6%

Diluted EPS Increased 23% to $2.24

Adjusted Diluted EPS Increased 12% to $2.43

Operating Profit Margin Improved 590 Basis Points to 47.7%

Adjusted Operating Profit Margin Improved 220 Basis Points to 51.3%

Advanced Several New Benchmark Initiatives

New York, NY, August 1, 2019 – S&P Global (NYSE: SPGI) today reported second quarter 2019 results with revenue of $1,704 million, an increase of 6% compared to the same period last year. Net income increased 21% to $555 million and diluted earnings per share increased 23% to $2.24 primarily due to revenue growth, continued progress toward productivity initiative targets, and because the second quarter of 2018 included an increase in legal reserves. Adjusted net income increased 9% to $601 million and adjusted diluted earnings per share increased 12% to $2.43 due to revenue growth and continued progress toward productivity initiative targets. The adjustments in the second quarter of 2019 were associated with restructurings primarily in Ratings and in corporate functions, a lease impairment associated with exiting office space, deal-related amortization, and Kensho retention-related expenses.

“We are particularly pleased with our second quarter results as all four divisions delivered revenue growth and margin improvement,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “Our new product initiatives advanced as our Ratings business recently published its first ratings in the domestic Chinese bond market and its first Ratings ESG Evaluations. S&P Dow Jones Indices launched ESG versions of 22 well-known regional benchmarks and two of its headline indices, the S&P 500 and Dow Jones Industrial Average, were part of a very successful Micro E-mini futures launch. This is an exciting time for the Company with so many growth opportunities.”

Profit Margin: The Company’s operating profit margin increased 590 basis points to 47.7% with gains in all four divisions and because the second quarter of 2018 included an increase in legal reserves. The adjusted operating profit margin increased 220 basis points to 51.3%.

Return of Capital: During the second quarter, the Company returned $140 million to shareholders through dividends. While the $500 million ASR that was initiated in early February was still ongoing, there were no open-market share repurchases during the quarter. This ASR was completed in late July. Beginning later this month, the Company expects to initiate a new $500 million ASR program that will conclude no later than December 2019.

Ratings: Revenue increased 3% to $801 million in the second quarter with strong U.S. high-yield issuance as a key contributor. Transaction revenue increased 8% to $429 million as debt rating activity outpaced the decline in bank loan rating activity. Non-transaction revenue decreased 1% to $372 million due to a $6 million decline from changes in foreign exchange rates.

Operating profit increased 23% to $455 million and the operating profit margin improved 920 basis points to 56.8% compared to the second quarter of 2018, which included the increase in legal reserves. Adjusted operating profit increased 5% to $467 million and the adjusted operating profit margin improved 120 basis points to 58.3%.

Market Intelligence: Revenue increased 8% to $487 million in the second quarter of 2019 with more than 10% growth in both Credit Risk Solutions and Data Management Solutions and low single-digit growth in Desktop, excluding acquisitions. Quarterly operating profit increased 15% to $147 million. The operating profit margin improved 180 basis points to 30.2% as revenue gains outpaced expenses. Adjusted operating profit increased 14% to $167 million. Adjusted operating profit margin improved 180 basis points to 34.3%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 14% to $235 million in the second quarter of 2019 due primarily to an 18% gain in asset-linked fees and a 21% increase in Data & Custom subscriptions, partially offset by a 6% decline in exchange-traded derivative fees.

Asset-linked fees include fees associated with ETFs, mutual funds, and certain over-the-counter derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 9% year-over-year.

Operating profit increased 19% to $162 million and the operating profit margin increased 290 basis points to 69.0%. Adjusted operating profit increased 19% to $164 million and the adjusted operating profit margin improved 280 basis points to 69.6%. Operating profit attributable to the Company increased to $118 million. Adjusted operating profit attributable to the Company increased 19% to $120 million.

Platts: Revenue increased 4% to $213 million with growth in both the core subscription business and Global Trading Services. Quarterly operating profit increased 9% to $107 million and the operating profit margin increased 240 basis points to 50.1%. Adjusted operating profit increased 9% to $111 million and adjusted operating profit margin increased 220 basis points to 52.1%.

Corporate Unallocated: Corporate Unallocated includes non-allocated corporate expenses; however, the second quarter of 2018 also includes Kensho revenue, which starting in 2019 is included in Market Intelligence. Corporate Unallocated improved from $59 million in the prior period to $58 million as a reduction in Kensho expenses was largely offset by restructuring expenses and a lease impairment. Adjusted

Corporate Unallocated improved 10% from $39 million to $35 million due primarily to reduced project spending.

Provision for Income Taxes: The Company’s effective tax rates in the second quarter of 2019 and 2018 were 23.0% and 23.8%, respectively. The Company’s adjusted effective tax rate decreased to 23.1% in the second quarter of 2019 compared to 23.9% in the same period last year.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the second quarter were $1.9 billion. In the first six months of 2019, cash provided by operating activities was $1,010 million, cash used for investing activities was $53 million, and cash used for financing activities was $1,008 million. Free cash flow was $905 million, an increase of $140 million from the same period in 2018 primarily due to higher operating results and lower incentive compensation payments in 2019. Free cash flow, excluding the settlement of prior-year tax audits, was $956 million.

Outlook: The Company’s 2019 GAAP diluted EPS guidance is increased from a range of $8.16 to $8.36 to a new range of $8.20 to $8.35 to reflect lower corporate unallocated expense, interest expense and the tax rate as well as the restructuring and lease impairment charges incurred this quarter. Adjusted diluted EPS guidance is increased from a range of $8.95 to $9.15 to a new range of $9.10 to $9.25.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow, and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7 and 8. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes, and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter 2019 earnings results on a conference call scheduled for today, August 1, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=22243. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until September 1, 2019. U.S. participants may call (800) 945-9371; international participants may call +1 (402) 220-3464 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪
worldwide economic, financial, political and regulatory conditions, including geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

▪
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪
the impact of the recent acquisition of Kensho, including the impact on the Company’s results of operations; any failure to successfully integrate Kensho into the Company’s operations; any failure to attract and retain key employees; and the risk of litigation, unexpected costs, charges or expenses relating to the acquisition;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs, or improper disclosure of confidential information or data;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪
the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances and the potentially adverse impact of increased access to cash resulting from the Tax Cuts and Jobs Act;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;

▪	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

▪	consolidation in the Company’s end-customer markets;

▪	the introduction of competing products or technologies by other companies;

▪	the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	our ability to attract, incentivize and retain key employees;

▪
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, the impact of the United Kingdom's departure on our offerings in the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other European and United Kingdom offerings, particularly in the event of the United Kingdom's departure without an agreement on terms with the European Union;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪	changes in applicable tax or accounting requirements, including the impact of the Tax Cuts and Jobs Act in the U.S.;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings,

S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 21,000 employees in 33 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Communications
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2019 and 2018
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change

Revenue	$1,704	$1,609	6%	$3,275	$3,176	3%
Expenses	891	937	(5)%	1,757	1,793	(2)%
Operating profit	813	672	21%	1,518	1,383	10%
Other (income) expense, net	(6)	(11)	45%	97	(16)	N/M
Interest expense, net	37	26	41%	73	61	21%
Income before taxes on income	782	657	19%	1,348	1,338	1%
Provision for taxes on income	180	156	15%	293	303	(4)%
Net income	602	501	20%	1,055	1,035	2%
Less: net income attributable to noncontrolling interests	(47)	(40)	(15)%	(90)	(84)	(7)%
Net income attributable to S&P Global Inc.	$555	$461	21%	$965	$951	1%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.25	$1.83	23%	$3.92	$3.78	4%
Diluted	$2.24	$1.82	23%	$3.89	$3.75	4%

Weighted-average number of common shares outstanding:
Basic	246.1	251.1		246.4	251.7
Diluted	247.4	253.3		247.9	253.8

Actual shares outstanding at period end				246.3	251.4

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
June 30, 2019 and December 31, 2018
(dollars in millions)

(unaudited)	June 30,	December 31,
	2019	2018

Assets:
Cash, cash equivalents, and restricted cash	$1,920	$1,958
Other current assets	1,774	1,646
Total current assets	3,694	3,604
Property and equipment, net	280	270
Right of use assets	669	—
Goodwill and other intangible assets, net	4,972	5,059
Other non-current assets	570	525
Total assets	$10,185	$9,458

Liabilities and Equity:
Unearned revenue	1,709	1,641
Other current liabilities	990	988
Long-term debt	3,664	3,662
Lease liabilities — non-current	621	—
Pension, other postretirement benefits and other non-current liabilities	741	863
Total liabilities	7,725	7,154
Redeemable noncontrolling interest	1,890	1,620
Total equity	570	684
Total liabilities and equity	$10,185	$9,458

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2019 and 2018
(dollars in millions)

(unaudited)	2019	2018

Operating Activities:
Net income	$1,055	$1,035
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	41	40
Amortization of intangibles	63	57
Stock-based compensation	33	46
Pension settlement charge, net of taxes	85	—
Other	62	112
Accrued legal settlements	(1)	(29)
Net changes in other operating assets and liabilities	(328)	(358)
Cash provided by operating activities	1,010	903

Investing Activities:
Capital expenditures	(46)	(60)
Acquisitions, net of cash acquired	(4)	(246)
Changes in short-term investments	(3)	1
Cash used for investing activities	(53)	(305)

Financing Activities:
Proceeds from issuance of senior notes, net	—	489
Payments on senior notes	—	(403)
Dividends paid to shareholders	(281)	(253)
Distributions to noncontrolling interest holders, net	(59)	(78)
Repurchase of treasury shares	(644)	(1,100)
Exercise of stock options, employee withholding tax on share-based payments, and other	(24)	(59)
Cash used for financing activities	(1,008)	(1,404)
Effect of exchange rate changes on cash	13	(38)
Net change in cash, cash equivalents, and restricted cash	(38)	(844)
Cash, cash equivalents, and restricted cash at beginning of period	1,958	2,779
Cash, cash equivalents, and restricted cash at end of period	$1,920	$1,935

Exhibit 4

S&P Global
Operating Results by Segment
Three and six months ended June 30, 2019 and 2018
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue

	2019	2018	% Change	2019	2018	% Change

Ratings	$801	$775	3%	$1,497	$1,523	(2)%
Market Intelligence	487	449	8%	969	889	9%
Platts	213	205	4%	420	401	5%
Indices	235	207	14%	452	418	8%
Corporate	—	5	N/M	—	5	N/M
Intersegment Elimination	(32)	(32)	(1)%	(63)	(60)	(4)%
Total revenue	$1,704	$1,609	6%	$3,275	$3,176	3%

	Expenses			Expenses

	2019	2018	% Change	2019	2018	% Change

Ratings (a)	$346	$406	(15)%	$679	$746	(9)%
Market Intelligence (b)	340	322	6%	677	651	4%
Platts (c)	106	107	(1)%	219	213	2%
Indices (d)	73	70	4%	141	133	5%
Corporate Unallocated expense (e)	58	64	(9)%	104	110	(5)%
Intersegment Elimination	(32)	(32)	(1)%	(63)	(60)	(4)%
Total expenses	$891	$937	(5)%	$1,757	$1,793	(2)%

	Operating Profit			Operating Profit

	2019	2018	% Change	2019	2018	% Change

Ratings (a)	$455	$369	23%	$818	$777	5%
Market Intelligence (b)	147	127	15%	292	238	22%
Platts (c)	107	98	9%	201	188	7%
Indices (d)	162	137	19%	311	285	9%
Total reportable segments	871	731	19%	1,622	1,488	9%
Corporate Unallocated (e)	(58)	(59)	1%	(104)	(105)	—%
Total operating profit	$813	$672	21%	$1,518	$1,383	10%

Note - In the fourth quarter of 2018, Trucost was transferred from Indices to Market Intelligence and historical reporting was retroactively revised to reflect the change.

(a)
The three and six months ended June 30, 2019 includes employee severance charges of $11 million and the three and six months ended June 30, 2018 includes legal settlement expenses of $73 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three and six months ended June 30, 2019 and 2018.

(b)
The three and six months ended June 30, 2019 includes employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $19 million and $18 million is included for the three months ended June 30, 2019 and 2018, respectively, and $37 million and $36 million for the six months ended June 30, 2019 and 2018, respectively.

(c)
The three and six months ended June 30, 2019 includes employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $3 million and $4 million is included for the three months ended June 30, 2019 and 2018, respectively, and $7 million and $9 million for the six months ended June 30, 2019 and 2018, respectively.

(d)	Amortization of intangibles from acquisitions of $1 million is included for the three months ended June 30, 2019 and 2018, and $3 million for the six months ended June 30, 2019 and 2018.

Exhibit 4

(e)
The three and six months ended June 30, 2019 includes Kensho retention related expense of $5 million and $11 million, respectively, employee severance charges of $7 million, and a lease impairment of $5 million. Additionally, amortization of intangibles from acquisitions of $7 million and $14 million is included for the three and six months ended June 30, 2019. The three and six months ended June 30, 2018 includes Kensho retention related expense of $12 million and amortization of intangibles from acquisitions of $8 million.

Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and six months ended June 30, 2019 and 2018
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Six Months
		2019	2018	% Change	2019	2018	% Change

Ratings	Operating profit	$455	$369	23%	$818	$777	5%
	Non-GAAP Adjustments (a)	11	73		11	73
	Deal-related amortization	1	1		1	1
	Adjusted operating profit	$467	$443	5%	$830	$851	(2)%

Market Intelligence	Operating profit	$147	$127	15%	$292	$238	22%
	Non-GAAP Adjustments (b)	1	—		1	—
	Deal-related amortization	19	18		37	36
	Adjusted operating profit	$167	$146	14%	$331	$274	20%

Platts	Operating profit	$107	$98	9%	$201	$188	7%
	Non-GAAP Adjustments (c)	1	—		1	—
	Deal-related amortization	3	4		7	9
	Adjusted operating profit	$111	$102	9%	$209	$196	6%

Indices	Operating profit	$162	$137	19%	$311	$285	9%
	Deal-related amortization	1	1		3	3
	Adjusted operating profit	$164	$138	19%	$314	$287	9%

Total segments	Operating profit	$871	$731	19%	$1,622	$1,488	9%
	Non-GAAP Adjustments (a) (b) (c)	14	73		14	73
	Deal-related amortization	24	25		48	49
	Adjusted segment operating profit	$909	$829	10%	$1,683	$1,609	5%

Corporate Unallocated	Corporate Unallocated	$(58)	$(59)	1%	$(104)	$(105)	—%
	Non-GAAP adjustments (d)	16	12		23	12
	Deal-related amortization	7	8		14	8
	Adjusted Corporate Unallocated	$(35)	$(39)	10%	$(67)	$(85)	21%

Total SPGI	Operating profit	$813	$672	21%	$1,518	$1,383	10%
	Non-GAAP adjustments (a) (b) (c) (d)	30	85		37	85
	Deal-related amortization	31	33		63	57
	Adjusted operating profit	$874	$790	11%	$1,617	$1,525	6%

Exhibit 5

Adjusted Other (Income) Expense, Net

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change

Other (income) expense, net	$(6)	$(11)	45%	$97	$(16)	N/M
Non-GAAP Adjustments (e)	—	—		(113)	—
Adjusted other income, net	$(6)	$(11)	45%	$(16)	$(16)	(1)%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change

Provision for income taxes	$180	$156	15%	$293	$303	(4)%
Non-GAAP adjustments (a) (b) (c) (d) (e)	7	21		37	21
Deal-related amortization	7	8		15	14
Adjusted provision for income taxes	$195	$185	5%	$345	$338	2%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change

Adjusted operating profit	$874	$790	11%	$1,617	$1,525	6%
Adjusted other income, net	(6)	(11)		(16)	(16)
Interest expense, net	37	26		73	61
Adjusted income before taxes on income	843	775	9%	1,560	1,480	5%
Adjusted provision for income taxes	195	185		345	338
Adjusted effective tax rate [1]	23.1%	23.9%		22.1%	22.8%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Exhibit 5

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2019		2018		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$555	$2.24	$461	$1.82	21%	23%
Non-GAAP adjustments (a) (b) (c) (d)	23	0.09	63	0.25
Deal-related amortization	23	0.09	25	0.10
Adjusted	$601	$2.43	$549	$2.17	9%	12%

	Six Months
As Reported	$965	$3.89	$951	$3.75	1%	4%
Non-GAAP Adjustments (a) (b) (c) (d) (e)	113	0.45	64	0.25
Deal-Related Amortization	47	0.19	44	0.17
Adjusted	$1,125	$4.54	$1,059	$4.17	6%	9%

N/M - not meaningful
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 58%, 34%, 52% and 70% for the three months ended June 30, 2019. Adjusted operating margin for the Company was 51% for the three months ended June 30, 2019. Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 56%, 34%, 50%, and 70% for the six months ended June 30, 2019. Adjusted operating margin for the Company was 49% for the six months ended June 30, 2019.

(a)
The three and six months ended June 30, 2019 includes employee severance charges of $11 million ($9 million after-tax) and the three and six months ended June 30, 2018 includes legal settlement expenses of $73 million ($55 million after-tax).

(b)	The three and six months ended June 30, 2019 includes employee severance charges of $1 million ($1 million after-tax).

(c)	The three and six months ended June 30, 2019 includes employee severance charges of $1 million ($1 million after-tax).

(d)
The three and six months ended June 30, 2019 includes Kensho retention related expense of $5 million ($4 million after-tax) and $11 million ($9 million after-tax), respectively, employee severance charges of $7 million ($5 million after-tax), and lease impairments of $5 million ($4 million after-tax). The three and six months ended June 30, 2018 includes Kensho retention related expense of $12 million ($9 million after-tax).

(e)	The six months months ended June 30, 2019 includes a pension related charge of $113 million ($85 million after-tax).

Exhibit 6

S&P Global
Revenue Information
Three and six months ended June 30, 2019 and 2018
(dollars in millions)

Revenue by Type

(unaudited)	Three Months
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a)	$429	$397	8%	$12	$13	(9)%	$3	$4	(18)%
Non-Transaction (b)	372	378	(1)%	—	—	N/M	—	—	N/M
Subscription (c)	—	—	N/M	471	431	9%	195	188	4%
Asset-Linked Fees (d)	—	—	N/M	4	5	(18)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	15	13	12%
Total revenue	$801	$775	3%	$487	$449	8%	$213	$205	4%

	Indices			Corporate			Intersegment Elimination
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Non-Subscription / Transaction (a)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(32)	(32)	(1)%
Subscription (c)	40	34	21%	—	5	N/M	—	—	N/M
Asset-Linked Fees (d)	159	135	18%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	36	38	(6)%	—	—	N/M	—	—	N/M
Total revenue	$235	$207	14%	$—	$5	N/M	$(32)	$(32)	(1)%

(unaudited)	Six Months
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a)	$760	$766	(1)%	$21	$23	(5)%	$5	$6	(15)%
Non-Transaction (b)	737	757	(3)%	—	—	N/M	—	—	N/M
Subscription (c)	—	—	N/M	939	856	10%	386	369	5%
Asset-Linked Fees (d)	—	—	N/M	9	10	(11)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	29	26	10%
Total revenue	$1,497	$1,523	(2)%	$969	$889	9%	$420	$401	5%

	Indices			Corporate			Intersegment Elimination
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Non-Subscription / Transaction (a)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(63)	(60)	(4)%
Subscription (c)	80	64	24%	—	5	N/M	—	—	N/M
Asset-Linked Fees (d)	302	265	14%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	70	89	(21)%	—	—	N/M	—	—	N/M
Total revenue	$452	$418	8%	$—	$5	N/M	$(63)	$(60)	(4)%

Exhibit 6

N/M - not meaningful

(a)	Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

(b)
Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $29 million and $58 million for the three and six months ended June 30, 2019, respectively, and $26 million and $52 million for the three and six months ended June 30, 2018 charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

(c)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.

(d)	Asset-linked fees primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.

(e)
Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2019	2018	% Change	2019	2018	% Change

	Three Months
Ratings	$454	$444	2%	$347	$331	5%
Market Intelligence	306	285	7%	181	164	11%
Platts	71	71	1%	142	134	6%
Indices	206	173	19%	29	34	(14)%
Corporate	—	5	N/M	—	—	N/M
Intersegment elimination	(14)	(16)	(6)%	(18)	(16)	8%
Total revenue	$1,023	$962	6%	$681	$647	5%

	Six Months
Ratings	$852	$866	(2)%	$645	$657	(2)%
Market Intelligence	611	576	6%	358	313	15%
Platts	141	140	—%	279	261	7%
Indices	389	356	9%	63	62	2%
Corporate	—	5	N/M	—	—	N/M
Intersegment elimination	(27)	(28)	(4)%	(36)	(32)	12%
Total revenue	$1,966	$1,915	3%	$1,309	$1,261	4%

Exhibit 7

S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2019 and 2018
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2019	2018
Cash provided by operating activities	$1,010	$903
Capital expenditures	(46)	(60)
Distributions to noncontrolling interest holders, net	(59)	(78)
Free cash flow	$905	$765
Settlement of prior-year tax audits	50	71
Payment of legal settlements	1	29
Tax benefit from legal settlements	—	(7)
Free cash flow excluding certain items	$956	$858

 S&P Global Organic Revenue

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change
Total revenue	$1,704	$1,609	6%	$3,275	$3,176	3%
Ratings acquisition	—	—		(2)	(1)
Market Intelligence acquisitions	(2)	—		(10)	(1)
Total adjusted revenue	$1,702	$1,609	6%	$3,263	$3,174	3%

Organic revenue constant currency basis	$1,713	$1,609	7%	$3,289	$3,174	4%

Ratings Organic Revenue

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change
Ratings revenue	$801	$775	3%	$1,497	$1,523	(2)%
Acquisition	—	—		(2)	(1)
Adjusted Ratings revenue	$801	$775	3%	$1,495	$1,522	(2)%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change
Market Intelligence revenue	$487	$449	8%	$969	$889	9%
Acquisitions	(3)	—		(11)	(1)
Adjusted Market Intelligence revenue	$484	$449	8%	$958	$888	8%

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2019	2018	% Change	2019	2018	% Change
Adjusted operating profit	$164	$138	19%	$314	$287	9%
Less: income attributable to NCI	44	37		84	77
Adjusted Net Operating Profit	$120	$101	19%	$230	$210	9%

Exhibit 8

S&P Global
 Non-GAAP Guidance

Reconciliation of 2019 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$8.20	$8.35
Deal-related amortization	0.38	0.38
Pension settlement charge	0.35	0.35
Compensation for replacement equity awards and retention plans	0.08	0.08
Restructuring	0.07	0.07
Lease impairment	0.02	0.02
Non-GAAP Diluted EPS	$9.10	$9.25